EXHIBIT 99.1

Cline Williams
Wright Johnson & Oldfather, L.L.P.
ATTORNEYS AT LAW
Established 1857

233 South 13 Street
1900 U.S. Bank Building
Lincoln, Nebraska 68508-2095
www.clinewilliams.com

Richard P. Garden, Jr. (402) 474-6900
rgarden@clinewilliams.com FAX (402) 474-5393

December 14, 2012

CERTIFIED MAIL RETURN RECEIPT REQUESTED

Nedak Ethanol, LLC	Arbor Bank
87590 Hillcrest Road	16820 Frances Street
P.O. Box 391	Omaha, NE 68130
Atkinson, NE 68713	ATTN: Mark Jepson

Re:	Notice of Public Sale-Personal Property Collateral
Nedak Ethanol, LLC
Our File No.: 18956.001

Dear Ladies and Gentlemen:

This firm represents AgCountry Farm Credit Services, FLCA, successor by merger to Farm Credit Services of Grand Forks, FLCA (hereinafter “AgCountry”), a secured party.  This notice is provided pursuant to Neb. UCC §9-613.

AgCountry or its assigns will sell (or lease or license, as applicable) all of the following property owned by Nedak Ethanol, LLC and pledged to the AgCountry under one or more security documents, including, but not limited to, that Security Agreement dated February 14, 2007 between NEDAK Ethanol, LLC, as Borrower and Farm Credit Services of Grand Forks, FLCA, as Lender:

All personal and fixture property of every kind and nature including, without limitation, all fixtures, goods (including inventory, equipment, and any accessions thereto), instruments (including notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money (including without limitation all United States

December 14, 2012 Page 2

Department of Agriculture payments and Commodity Credit Corporation payments such as payments related to the bio-energy program described at 7 C.F.R. Part 1424), including, without limitation, all Material Contracts insurance claims and proceeds, tort claims and all general intangibles, including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all leases, leasehold interests, licenses, permits, agreements of any kind or nature pursuant to which NEDAK Ethanol, LLC possesses, uses, or has authority to possess or use property (whether tangible or intangible) of NEDAK Ethanol, LLC and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writing, plans, specifications and schematics together with all proceeds (including casualty insurance proceeds) and all products thereof (collectively referred to herein as the “Collateral”) in public as follows:

Day and Date:  Tuesday, January 22, 2013

Time:  2:00 p.m.

Place:  Inside the front door of the Holt County Courthouse, O’Neill, Nebraska

You are entitled to an accounting of the unpaid indebtedness secured by the Collateral that the AgCountry intends to sell (or lease or license, as applicable) for a charge of $25.  You may request the accounting by contacting Randy Aberle, Senior Vice President, Agribusiness and Capital Markets, at AgCountry Farm Credit Services, FLCA, 1900 44th St. South, Fargo, North Dakota 58108-6020.  Mr. Aberle’s direct telephone number is 701-499-2501.

Very truly yours,

/s/ Richard P. Garden, Jr.

Richard P. Garden, Jr.
For the Firm

cc:           David L. Bracht, Esq.
Robert Ginn
Husch Blackwell, LLP
Michael M. Hupp, Esq.
Koley Jessen P.C., L.L.O.